QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of El Paso Pipeline Partners, L.P. for the registration of its common units and to the incorporation by reference therein of our report dated February 26, 2013, with respect to the consolidated financial statements of El Paso Pipeline Partners, L.P. at December 31, 2011, and for each of the two years in the period ended December 31, 2011, included in its Annual Report (Form 10-K) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Houston, TX February 26, 2013

QuickLinks

Consent of Independent Registered Public Accounting Firm